L. B. FOSTER COMPANY                                      Exhibit 10.52
OFFICER LOAN PROGRAM

	The Loan Program shall operate as follows:

1.	Subject to the limitations in paragraph 2 below, Officers
elected by the Board of Directors may borrow less than Sixty Thousand Dollars ($60,000) from the Company for the sole purpose of purchasing the Company's Class A Common Stock, either on the open market or through the exercise of a stock option granted by the Company. Assistant Secretaries and Assistant Treasurers are not eligible to participate in this Program.

2.	Officers may borrow only once in any six-month period and an
Officer's total outstanding borrowing at any time may not equal or exceed $60,000. The total borrowing outstanding at any time under this Program shall not exceed $1,200,000.

3.	This Loan Program will be administered by the Company's
Treasurer acting for the Company and subject to review by the Personnel & Compensation Committee of the Board of Directors. Officers who wish to purchase stock under the Program should inform the Treasurer of the dollar amount or number of shares that he or she would like to purchase. If the shares are to be purchased on the open market (Nasdaq National Market), the order will be placed by the Officer, through the Treasurer, with a brokerage firm or firms from time to time selected by the Company (the "Broker") and the shares will be purchased for and maintained in a special pledge account at Broker (the "Pledge Account") in the name of the Company, as pledgee. If the shares are to be purchased under a stock option, the Company will deliver to Broker, for deposit to the Pledge Account, a stock certificate for the shares purchased. The Officer will be the beneficial owner and pledgor of the shares held in the Pledge Account for the Officer, and the Company will be the pledgee of the shares.

4.	The Company will pay the cost of shares purchased on the open market for the participating Officer (including brokerage
commissions and other standard charges) or the cost of shares purchased under a stock option, and such payment will constitute a loan to the Officer under the Loan Program.  Such loan, and all other loans made to the Officer under this Program, will be secured by the pledge of the acquired shares held in the Pledge Account. When the Officer wishes to sell any of the shares, he or she must issue appropriate directions to the Treasurer, who will arrange for the shares to be sold in the open market out of the Pledge Account.  The net proceeds of the sale (after
brokerage commissions and other standard charges) first will be applied by the Company to the payment of outstanding loans to the Officer under this Program as the Treasurer shall determine.
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5.	The loans will be for the earlier of (i) five (5) years after the loan is made; or (ii) fifteen (15) days after cessation of employment, with interest accruing at the applicable Federal
Rate in effect at the inception of the loan. Interest will be collected monthly via payroll deduction. A Borrower may prepay the loan in full or in part at any time and may elect at the time the loan is made to fully or partially amortize the loan via payroll deductions. Except for payments made from the proceeds of stock sales under paragraph 4 above, voluntary prepayments must be in minimum increments of One Thousand
Dollars ($1,000), unless the prepayment pays the loan in full.
The Company must consent to any change in the payment plan initially selected by the Borrower. Upon default, the interest rate shall increase to Mellon Bank, N.A.'s prime rate of interest, plus one percent (1%). Upon payment in full of all loans made to the Borrower under this Program, any shares of the Borrower remaining in the Pledge Account will be returned to the Borrower.

6.	In the event of default, the Company may pursue any and all
remedies available to it under applicable law, including without limitation, a public or private sale of the shares securing the defaulted loan, with the Borrower remaining liabile for payment of any deficiency.

7.	This Loan Program will be administered and interpreted by the
Company's Treasurer, subject to the review of the Personnel &
Compensation Committee of the Board of Directors. In connection with his administration of this Loan Program, the Treasurer shall require that Borrowers execute documents to insure that Borrowers comply with their obligations. Such documents shall include, without limitation, for each borrowing: a loan application, a promissory note, a pledge agreement and such documents as the Company's General Counsel shall deem advisable to comply with applicable law.

8.	This Loan Program may be amended or terminated at any time
and for any reason.